Exhibit 99.1

Contacts: Dennis Beal, EVP/CFO
          Corinthian Colleges, Inc.
          714.427.3000 Ext. 432

          Diane Donohue, Dir., IR/PR
          Corinthian Colleges, Inc.
          714.427.3000 Ext. 359

          Cecilia Wilkinson/Rosemary Moothart
          PondelWilkinson MS&L
          323.866.6060

    NET INCOME ADVANCES 62% ON 53% REVENUE INCREASE FOR CORINTHIAN COLLEGES'
                           FISCAL 2003 THIRD QUARTER

                    Total Student Population Increase of 36%
                    Drives Strong Key Performance Indicators

Santa Ana, CA, April 30, 2003 - Corinthian Colleges, Inc. (NASDAQ:COCO), one of the largest for-profit post-secondary education companies in the U.S., today reported record revenues, operating profits and net income for the fiscal 2003 third quarter and nine-month year-to-date period ended March 31, 2003. The results reflect Corinthian's successful and ongoing implementation of its growth strategy, which includes opening new branch campuses, developing and adopting curricula, growing online learning, and pursuing strategic acquisitions.

Financial Results
Revenues increased 53.4% in the third quarter of fiscal 2003 to a record $135.5 million compared with $88.3 million in the third quarter of last year. For the nine months year-to-date of fiscal 2003, revenues increased 55.3% to a record $378.4 million, up from $243.6 million for the same period last year.

Net income for the third quarter of fiscal 2003 advanced 62.4% to a record $18.0 million or $0.39 per diluted share, compared with $11.1 million or $0.25 per diluted share for the third quarter of last year. Net income for the first nine months of fiscal 2003 increased 78.1% to a record $47.9 million or $1.04 per diluted share, compared with $26.9 million or $0.60 per diluted share for the same period last year.

"Our impressive third quarter results were achieved through the commitment of our dedicated faculty, staff and instructors to provide high quality education to our over 43,000 students," said David G. Moore,


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Corinthian Colleges, Inc.
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chairman and chief executive officer. Moore also noted, "Core Growth in revenues increased 31% in our fiscal 2003 third quarter ended March 31 and clearly exceeded our previously stated goal of between 20% and 25%." Corinthian defines Core Growth in revenues as the increase in revenues, including revenues from branches opened in the last four full quarters, but excluding revenues attributable to colleges acquired within the last four full quarters.

Income from operations for the third quarter of fiscal 2003 rose to a record $30.1 million, up 65.1% from $18.3 million for the same period of fiscal 2002. For the nine months ended March 31, 2003, income from operations increased 85.2%, reaching $80.3 million, up from $43.4 million for the first nine months of fiscal 2002. The operating margin for the third quarter of fiscal 2003 improved to 22.2% of revenues compared with 20.7% of revenues in last year's third fiscal quarter, reflecting Corinthian's ongoing efforts to effectively control and leverage operating expenses while significantly increasing revenues. For the first nine months of fiscal 2003, operating margins improved to 21.2% of revenues, compared with 17.8% of revenues in fiscal 2002.

In line with Corinthian's previously stated focus to continue to reduce bad debt expense, the third quarter of fiscal 2003 was the company's seventh consecutive quarter of lower bad debt expense, which declined to 3.7% of revenues compared with 5.4% of revenues in the third quarter of last fiscal year.

"In addition to these outstanding financial results, we continue to build for the future," Moore said. "We opened our first campus in Dallas and our fifth in the Atlanta area during the quarter, as well as completed the acquisition of LTU at the beginning of the quarter, which extended our reach to the corporate training and continuing professional education market. We've also announced the planned openings of two additional branch campuses during the fourth quarter of fiscal 2003, which will bring the number of new branch campuses opened during the fiscal year to six. Further, during the third quarter, 19 new programs were adopted, bringing our fiscal year-to-date total to 40 program adoptions. We expect to adopt approximately eight more programs in the fourth quarter of this fiscal year, exceeding our goal of 40 program adoptions this year."

Moore added, "Our performance reflects outstanding operating results across each of our four divisions: CSI, our division that primarily grants diplomas; RCI, our division that primarily grants degrees; TSI, our technical division that includes Wyo-Tech; and the ongoing development and expansion of our fourth and newest business vertical, LTU. Additionally, the continuing success and growth of Corinthian's online programs reflect the increasing popularity of this flexible learning alternative, as well as the high


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Corinthian Colleges, Inc.
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quality of our online curricula and faculty. The recent appointment of Stan
Banks, as president of our FMU Online campus, underscores our commitment to growing our presence in the exclusively online learning environment. We are actively staffing FMU Online to take advantage of the robust lead flow generated for our online degree programs."

Anthony Digiovanni, Corinthian's president and chief operating officer, added, "In the third quarter, total online learning grew 82% over last year, setting a record with 7,349 course registrations. During the last four quarters, Corinthian's students registered for more than 24,000 online courses."

"We believe that total student population serves as an important guide to growth trends within our schools," Digiovanni continued. "Our ongoing focus on providing high quality education and viable curricula continued to drive total student population to a record 43,387 at March 31, 2003, an increase of 35.6% compared with the 31,991 students at March 31, 2002."

"We are also pleased with our 20.6% increase in same school student population, which drove a 28% increase in third quarter same school revenue," Digiovanni said. "Starts in all schools increased 29% for the 2003 third quarter and 33% for the nine month year-to-date period. Starts in same schools increased 15.3% for the third quarter and increased 15.4% for the nine months year-to-date." Corinthian defines same schools as those colleges that have been owned and operated by the company for four full quarters.

Business Outlook
The following statements are based on Corinthian's current expectations. These statements are forward looking, and actual results may differ materially as a result of factors more specifically referenced below. Statements of expected results of operations include two previously announced new branch campuses that the company expects to open after the date of this news release. Except as otherwise specifically noted, these expectations are for the full fiscal year ending June 30, 2003 (fiscal 2003).

o While Corinthian expects to sustain revenue growth over the next several years in the 20% to 25% range without additional acquisitions, the company believes revenues for fiscal 2003 will grow approximately 51%;

o Growth in quarterly revenues for fiscal 2003 will be influenced by the timing of branch openings, curricula adoptions and acquisitions;

o Corinthian expects annual operating profits, as a percent of revenue, to be approximately 21.1%;


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Corinthian Colleges, Inc.
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o     The company believes its annual effective tax rate will be between 40.0%
      and 40.3% of pre-tax income;

o Based on current trends, Corinthian expects earnings per diluted common share for the fourth quarter of fiscal 2003 to be approximately $0.36, and for the fiscal year ended June 30, 2003 to be approximately $1.40.

o For the fiscal year ended June 30, 2004 (fiscal 2004), the company currently expects revenues to grow between 20% and 25% over fiscal 2003;

o For fiscal 2004, the company expects operating margins to be between 21.0% and 21.7% of revenues;

o For fiscal 2004, the company expects its effective income tax rate to be between 40.0% and 40.3% of pre-tax income.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest for-profit post-secondary education companies in the United States, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today's increasingly demanding workplace environment. The company operates 67 colleges and two continuing education centers in 21 states, including 16 colleges in California and 12 in Florida. Upon the expected openings in the fourth quarter of fiscal 2003 of the previously announced branch campuses in Dallas, Texas and Chicago, Illinois, the company will operate 69 campuses and two continuing education centers in 21 states. Additional information about Corinthian Colleges can be found online at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements include, but are not limited to, the company's discussion of (i) its growth strategy and the expected results of such strategy, (ii) the expected introduction of new programs, (iii) the planned opening of new branch campuses, (iv) the possibility of future acquisitions, (v) its focus on reducing bad debt expense, and (vi) the statements under the heading "Business Outlook." Many important factors may cause the company's actual results to differ materially from those discussed in any such forward-looking statements, including general changes in the country's economic climate, changes in student perception, the demand for curricula offered by the company, potential higher average costs to offer new curricula, increased competition, the company's effectiveness in reducing expenses as a percentage of revenues, the effectiveness of the company's advertising and promotional efforts, branching regulations, integration risks associated with acquisitions and opening branch campuses and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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                            Corinthian Colleges, Inc.
                      (In thousands, except per share data)

Consolidated Statements of Income         For the three months    For the nine months
(Unaudited):                                ended March 31,         ended March 31,
                                            2003       2002        2003        2002
Net revenues                              $135,548    $88,334    $378,364    $243,595
Operating expenses
    Educational services                    63,665     43,942     181,844     127,091
    General and administration              13,093      7,988      37,913      20,968
    Marketing and advertising               28,642     18,141      78,273      52,150
                                          --------    -------    --------    --------
Total operating expenses                   105,400     70,071     298,030     200,209
                                          --------    -------    --------    --------
Income from operations                      30,148     18,263      80,334      43,386
Interest expense (income), net                 (11)      (338)        196      (1,114)
Other (income) expense                          (8)        --          (8)       (612)
                                          --------    -------    --------    --------
Income before provision for income taxes    30,167     18,601      80,146      45,112
Provision for income taxes                  12,127      7,496      32,219      18,203
                                          --------    -------    --------    --------
Net income                                $ 18,040    $11,105    $ 47,927    $ 26,909
                                          ========    =======    ========    ========
Income per common share:
        Basic                             $   0.41    $  0.26    $   1.10    $   0.63
        Diluted                           $   0.39    $  0.25    $   1.04    $   0.60

Weighted average number of common
  shares outstanding:
         Basic                              43,653     42,770      43,352      42,596
         Diluted                            46,016     44,828      45,876      44,412

Selected Balance Sheet Data (Unaudited):
                                                          March 31,  June 30,
                                                             2003     2002

Cash, restricted cash, and marketable securities          $ 43,815   $ 66,734
Receivables, net (including long-term notes receivable)     30,617     25,987
Current assets                                              93,156    109,127
Total assets                                               307,646    207,806
Current liabilities                                         74,086     49,063
Long-term debt (including current portion)                  14,375      2,100
Total liabilities                                           94,939     56,752
Total stockholders' equity                                 212,707    151,054